Exhibit 99.1

Contact:  Cal R. Hoagland

Senior Vice President &

Chief Financial Officer

(650) 314-2533

choagland@iwv.com

www.iwv.com

FOR IMMEDIATE RELEASE

interWAVE Announces Second-Quarter Fiscal 2004 Results

•                                          interWAVE’s revenues under generally accepted accounting principles increase by 32 percent to $10.5 million compared to the prior year’s second quarter

•                                          An additional $1.8 million in revenues and $1.2 million in gross profits deferred to be recognized in future periods

•                                          interWAVE’s six months year-to-date revenues under generally accepted accounting principles increase by 42 percent to $21.2 million compared to the prior year’s comparable six months

•                                          Gross profits increase by 190 percent over the prior year’s second quarter

•                                          Gross margin increases to 50 percent compared to 23 percent for the prior year’s second quarter

•                                          Combined research and development and sales, general and administrative expenses decrease by 30 percent compared to the prior year’s second quarter

•                                          Net loss narrows to $1.1 million, down 87 percent from the prior year’s second quarter loss of $8.0 million

MOUNTAIN VIEW, Calif. - January 28, 2004 - interWAVE® Communications International, Ltd. (Nasdaq: IWAV), a pioneer in compact wireless voice communications systems, today announced financial results for the second fiscal 2004 quarter ended December 31, 2003.

Revenues under generally accepted accounting principles for the quarter increased 32 percent to $10.5 million compared to $8.0 million in the comparable quarter last year.  interWAVE reported a net loss down 87 percent to $1.1 million, or $(0.14) per share, compared to a net loss of $8.0 million, or $(1.20) per share, for the comparable second quarter of fiscal 2003.  Net losses per share have been retroactively adjusted for a one-for-ten reverse stock split effected April 30, 2003.

An additional $1.8 million in revenues and $1.2 million in gross profits were deferred to be recognized in future periods upon completion of all deliverables to the respective customers under the application of the accounting pronouncement EITF 00-21. At the start of fiscal 2004 on July 1, 2003, the Company adopted EITF 00-21, “Revenue

Arrangements with Multiple Deliverables.” EITF 00-21 addresses whether a customer arrangement contains more than one unit of accounting and the measurement and allocation of the separate units of accounting in the customer arrangement.  Application of EITF 00-21 in the first quarter of fiscal 2004 did not impact the Company’s results.  This accounting treatment has no impact on underlying cash flows of the Company or the ultimate profitability of the customer arrangements.

Also during the second quarter, the Company closed a private equity transaction whereby it raised an aggregate of $5.3 million through the issuance of 1.35 million common shares.

Erwin Leichtle, president and chief executive officer of interWAVE, commented, “We are very pleased with this quarter’s positive financial results.  Those results include consistently increasing levels of product and services provided to our customers and increasing revenues with consistently increasing gross margins.  As I indicated last quarter, we started and we are continuing to achieve some of the benefits from the continuing implementation of our strategic plan – a plan that has and will include some tough operating changes.  In this plan, we are customer and fiscally focused, whereas our overall near-term goal is to become profitable and our continuous goals are to grow the business responsibly and enhance shareholder value.  During the second quarter, we continued to narrow the distance to our profitability goal – we reduced our net loss by 69% from that of the prior sequential quarter and by 87% from that of the comparable second quarter last year.  We are also very pleased that we were able raise $5.3 million from newly issued equity through the confidence of new investors.”

During the quarter, 16 percent of interWAVE’s revenues resulted from arrangements with new customers.  interWAVE provided product and services to 5 new customers during the second quarter.

William Carlin, senior vice president and chief operating officer, commented, “Follow-on business with existing customers continues to be an important aspect of our providing products and services, especially as customers deploy our technology and continue to benefit from the revenue possibilities that our products create. And we continue to be pleased with the frequency of new orders from entirely new customers recorded during the quarter.

Revenues under generally accepted accounting principles for the six months ended December 31, 2003 increased 42 percent to $21.2 million compared to $14.9 million in the comparable six months last year. interWAVE reported a net loss down 75 percent to $4.5 million, or $(0. 63) per share, compared to a net loss of $17.7 million, or $(2.81) per share, for the comparable six months of fiscal 2003.  Net losses per share have been retroactively adjusted for a one-for-ten reverse stock split effected April 30, 2003.

interWAVE’s combined cash balances at the end of the second quarter were $6.7 million, resulting from a net combined cash balances increase of $31 thousand during the second quarter of fiscal 2004.  This compares to combined cash balances at the start of the quarter of $6.6 million. Combined cash balances represent cash, cash equivalents, and restricted cash.  Net combined cash balances increase (decrease) comprises the combined increase (decrease) of cash and cash equivalents, short-term investments and restricted cash.

The corresponding GAAP financial information and reconciliations with the non-GAAP measures of combined cash balances, net combined cash balances increase (decrease), is provided in the attached financial tables.  These reconciliations are also available on the Investor Relations section of the Company’s website at www.iwv.com.

Management’s Teleconference To Be Held Wednesday January 28, 2004

interWAVE management’s teleconference will be held Wednesday January 28, 2004 at 1:15 p.m. PT / 4:15 p.m. ET, and will be web cast live for all investors.  Interested parties can access the call by dialing (877) 858-9308 or by accessing the web cast at www.iwv.com. A replay of the call will be available at (706) 645-9291, access number 5102913 for 3 days following the call. To listen to the web cast or its replay, go to the Investor Relations page of the interWAVE Communications site at www.iwv.com and click on the web cast link.

The Company

interWAVE Communications International, Ltd. (Nasdaq:IWAV) is a global provider of compact network solutions and services that offer innovative, cost-effective and scalable networks allowing operators to “reach the unreached.”  interWAVE solutions provide economical, distributed networks intended to minimize capital expenditures while accelerating customers’ revenue generation.  These solutions feature a product suite for the rapid and simple deployment of end-to-end compact cellular systems.  interWAVE’s portable, mobile cellular networks provide vital and reliable wireless communications capabilities for customers in over 50 countries.  The Company’s U.S. subsidiary is headquartered at 2495 Leghorn Street, Mountain View, California, and can be contacted at www.iwv.com or at (650) 314-2500.

Editor’s Note: interWAVE is a registered trademark of interWAVE Communications International, Ltd.

Forward Looking Statements

This news release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause the results of interWAVE Communications International, Ltd. to differ materially from management’s current expectations. These risks and uncertainties include, but are not limited to, the risks relating to interWAVE’s history of losses, the expectation of future losses, potential noncompliance with Nasdaq National Market continued listing requirements, potential lack of liquidity and capital resources, reliance on a small number of customers, complexity of products, difficulties in introducing new or enhanced products, compliance with regulations and evolving industry standards, long sales cycles, intense competition, management of global operations, the ability to retain and motivate key employees, and acquisition related risk factors including potential asset impairment, dilution of shares outstanding, cash outflow for acquisitions, increases in debt absorbed and potential post-acquisition employee retention, as well as the Risk Factors discussed in the filings and reports made from time to time by interWAVE with the Securities and Exchange Commission.

—Financial Statements Attached—

interWAVE Communications International, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data - Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002

Total revenues	$10,457	$7,952	$21,172	$14,905
Total cost of revenues	5,244	6,152	11,442	12,669

Gross profit	5,213	1,800	9,730	2,236

Operating expenses
Research and development	2,340	3,995	4,575	7,695
Selling, general and administrative	4,249	5,418	9,767	11,219
	6,589	9,413	14,342	18,914
Deferred stock compensation expense	—	60	—	115
Losses (gains) on asset impairment and sales	(809)	—	(809)	105
Restructuring charges	374	151	432	636
	(435)	211	(377)	856

Total operating expenses	6,154	9,624	13,965	19,770

Loss from operations	(941)	(7,824)	(4,235)	(17,534)

Interest income (expense), net	(33)	28	(73)	126
Other income (expense), net	(100)	(108)	(178)	(26)

Net loss before income taxes	(1,074)	(7,904)	(4,486)	(17,434)

Income taxes	7	(139)	(4)	(217)

Net loss	$(1,067)	$(8,043)	$(4,490)	$(17,651)

Net loss per share, basic and diluted	$(0.14)	$(1.20)	$(0.63)	$(2.81)

Weighted average common shares outstanding, basic and diluted – Note 1	7,536	6,726	7,154	6,276

interWAVE Communications International, Ltd.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	December 31, 2003	June 30, 2003
Assets:
Current assets:
Cash, cash equivalents and short-term investments (including restricted cash, current portion) – Note 2	$6,571	$4,478
Trade receivables, net	6,847	6,584
Inventory, net	7,008	8,058
Prepaids and other current assets	1,749	2,421
Total current assets	22,175	21,541

Restricted cash, long term portion – Note 2	103	147
Property and equipment, net	3,347	4,321
Intangible assets, net	6,247	7,150
Other assets	—	118
Total assets	$31,872	$33,277

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$6,047	$5,324
Accrued expenses	4,770	5,692
Accrued compensation	1,801	2,193
Income taxes payable	452	417
Accrued restructuring expenses	1,635	1,915
Deferred revenue	537	2,080
Customer prepayments	3,332	1,567
Short-term borrowings	693	1,000
Current portion of notes and leases payable	611	786
Total current liabilities	19,878	20,974

Other long term liabilities	1,044	2,284
Total liabilities	20,922	23,258

Shareholders’ equity:
Common stock, net	343,441	338,292
Accumulated deficit	(331,401)	(326,911)
Other	(1,090)	(1,362)
Total shareholders’ equity	10,950	10,019

Total liabilities and shareholders’ equity	$31,872	$33,277

interWAVE Communications International, Ltd.

Notes to Condensed Consolidated Financial Statements

(In thousands, Unaudited)

Note 1 – Reverse Stock Split

The condensed consolidated financial statements for the three-month and six-month periods ended December 31, 2003 and 2002 have been retroactively adjusted for a 10 for 1 reverse stock split effective April 30, 2003.

Note 2 – Revenues Recognized and Revenues Deferred Under Application of EITF 00-21 Accounting Pronouncement

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
Revenues recognized under generally accepted accounting principles during the period	$10,457	$7,952	$21,172	$14,905

Revenues deferred to be recognized in future periods under accounting pronouncement EITF 00-21	1,809	—	1,809	—

	$12,266	$7,952	$22,981	$14,905

At the start of fiscal 2004 on July 1, 2003, the Company adopted accounting pronouncement EITF 00-21, “Revenue Arrangements with Multiple Deliverables,” which addresses whether a customer arrangement contains more than one unit of accounting and the measurement and allocation of the separate units of accounting in the customer arrangement.  The application of EITF 00-21 in the second quarter of fiscal 2004 ended December 31, 2003 resulted in the deferral of $1.8 million in revenue and the related $1.2 million in gross profits, and those revenues and gross profits related to each customer arrangement will be recognized in future periods upon completion of all deliverables to the respective customer.  Application of EITF 00-21 in the first quarter of fiscal 2004 did not impact the Company’s results.  This new accounting treatment has no impact on underlying cash flows of the Company or the ultimate profitability of the customer arrangements.

Note 3 – Combined Cash Balances and Net Combined Cash Balances Increase (Decrease)

Combined cash balances comprise cash and cash equivalents, short-term investments and restricted cash.  Net combined cash increase (decrease) comprises the combined increase (decrease) of cash and cash equivalents, short-term investments and restricted cash.

	December 31, 2003	December 31, 2002
Combined cash balances at beginning of quarter
Cash and cash equivalents	$6,389	$10,334
Short-term investments	—	—
Restricted cash, current portion	107	404
Restricted cash, long term portion	147	684
Combined cash balances at beginning of quarter	6,643	11,422

Combined cash balances at end of quarter:
Cash, cash equivalents and short-term investments	6,388	8,858
Short-term investments	—	—
Restricted cash, current portion	183	292
Restricted cash, long term portion	103	684
Combined cash balances at end of quarter	6,674	9,834

Net increase (decrease)	$31	$(1,588)